Exhibit (b)(8)

AHL SERVICES, INC.

1000 Wilson Boulevard, Suite 910

Arlington, VA 22209

dated	as of August 21, 2003

CONFIDENTIAL

Ableco Finance LLC

450 Park Avenue, 28th Floor

New York, NY 10022

Golub Associates, LLC

555 Madison Avenue, 30th Floor

New York, NY 10022

Re:     Fee Letter

Ladies and Gentlemen:

Reference hereby is made to that certain Financing Agreement, dated as of even date herewith (the “Financing Agreement”), by and among AHL Services, Inc., a Georgia corporation (the “Parent”), Argenbright, Inc., a Georgia corporation (“Argenbright”), Argenbright Holdings Limited, a Georgia corporation (“Argenbright Holdings”), and ServiceAdvantage Corporation, a Delaware corporation (“ServiceAdvantage” and together with the Parent, Argenbright, and Argenbright Holdings, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as agent for the Lenders (in such capacity, the “Agent”), and Golub Associates, LLC (“Golub”). Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the Financing Agreement.

Each of the Borrowers, jointly and severally, hereby agrees to pay certain fees as follows:

1. Closing and Prepaid Consulting Fees. The Borrowers shall pay (i) a closing fee in the amount of $590,000 (the “Closing Fee”) to Ableco and (ii) a prepaid consulting fee in the amount of $220,000 (the “Prepaid Consulting Fee”) to Ableco for the benefit of Golub. The Closing Fee and the Prepaid Consulting Fee shall be due and payable in full on the Effective Date.

Ableco Finance LLC

Golub Associates, LLC

As of August 21, 2003

2. Anniversary and Consulting Fee. The Borrowers shall pay to the Agent, for the account of those Lenders holding portions of the Term B Loan, an anniversary fee of 1% of the then outstanding principal amount of the Term B Loan (the “Anniversary Fee”) held by each Lender, which fee shall be earned in full, non-refundable, and payable on the first anniversary of the Effective Date and each anniversary of the Effective Date thereafter (as the amount of such fees are determined as of such dates) until the earlier of (A) the termination of the Financing Agreement and the payment in full of the Obligations and (B) the fourth anniversary of the Effective Date. Notwithstanding the foregoing, Agent shall pay that portion of the Anniversary Fee in respect of the Term Loan B held by any Golub Entity to Golub as an annual consulting fee. The term “Golub Entity” shall include each of LEG Partners Debenture SBIC, L.P., LEG Partners III SBIC, L.P., 555 Madison Capital, LLC, 555 Madison Capital II, LLC, LEG Co-Investors, LLC, Whitehall Capital Investors, LLC and their successors and assigns.

3. Monitoring and Consulting Fees. On the Effective Date and monthly in advance thereafter, the Borrowers shall pay (i) $4,000 to Ableco (the “Monitoring Fee”) and (ii) $4,000 (the “Monthly Consulting Fee”) to Ableco for the benefit of Golub, which shall be earned in full and non-refundable when paid.

All fees payable hereunder and under the Financing Agreement shall be paid in immediately available funds and shall be in addition to the reimbursement of the Agent’s and the Lenders’ fees and expenses on the terms set forth in the Financing Agreement and any other Loan Document. The Borrowers shall pay the fees that are due on the Effective Date to Ableco by wire transfer in accordance with the wiring instructions set forth on Annex I hereto. Each of the undersigned hereby acknowledges and agrees that each fee payable hereunder constitutes Obligations under the Financing Agreement and is fully earned and non-refundable on the date such fee is due and payable as provided above.

This letter agreement is the Fee Letter referred to in the Financing Agreement, shall be construed under and governed by the laws of the State of New York, and may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile shall be equally effective as delivery of a manually executed counterpart.

This letter agreement reflects the entire understanding of the parties with respect to the subject matter hereof and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. This letter agreement supercedes the letter agreement regarding fees dated July 2, 2003, by CGW, Huevos, the Parent and Ableco (the “Old Fee Letter”), and by execution hereof by the parties hereto, the Old Fee Letter shall be terminated and have no further force or effect.

Ableco Finance LLC

Golub Associates, LLC

As of August 21, 2003

The contents of this letter are confidential. This letter shall not be disclosed or displayed or its contents otherwise disclosed to any third person without the prior written consent of Ableco, except as required by law.

Very truly yours, AHL SERVICES, INC.

By:	/s/ A. Clayton Perfall
Name: A. Clayton Perfall Title: President and Chief Executive Officer

ARGENBRIGHT, INC.

By:	/s/ A. Clayton Perfall
Name: A. Clayton Perfall Title: President

ARGENBRIGHT HOLDINGS LIMITED

By:	/s/ A. Clayton Perfall
Name: A. Clayton Perfall Title: President and Chief Executive Officer

SERVICEADVANTAGE CORPORATION

By:	/s/ A. Clayton Perfall
Name: A. Clayton Perfall Title: President and Chief Executive Officer

Ableco Finance LLC

Golub Associates, LLC

As of August 21, 2003

Accepted and agreed to

as of the date first above written:

ABLECO FINANCE LLC

By:	/s/ Kevin P. Genda
Name: Kevin P. Genda Title: Senior Vice President

GOLUB ASSOCIATES, LLC

By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman Title: Authorized Signatory